                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               JOHNSON & JOHNSON
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[Johnson & Johnson Logo]

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

                                                                   March 8, 2000

     The Annual Meeting of the Shareowners of Johnson & Johnson will be held on Wednesday April 19, 2000 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1. Elect directors;

     2. Approve the 2000 Stock Option Plan;

     3. Approve the 2000 Stock Compensation Plan;

     4. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000; and

     5. Transact such other business, including action on a shareowner proposal, as may properly come before the meeting.

     Shareowners are cordially invited to attend the meeting. If you are a shareowner of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a shareowner whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

                                       By order of the Board of Directors,

                                                 MICHAEL H. ULLMANN
                                                 Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

     (1) Use the toll-free telephone number on your proxy card to vote by phone;

     (2) Visit the web site noted on your proxy card to vote via the Internet;
         or

     (3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

                              GENERAL INFORMATION

     SHAREOWNERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 22, 2000 are entitled to notice of and to vote at the Annual Meeting of Shareowners and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 1,389,935,650 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareowners requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     HOW TO VOTE. Shareowners of record (that is, shareowners who hold their shares in their own name) can vote any one of three ways:

          (1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

          (2) By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

          (3) By Internet: Go to the web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the web site. If you vote through the Internet, you may incur telephone and Internet access charges.

     If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. IF YOU VOTE BY TELEPHONE OR THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD.

     If your shares are held in the name of a bank, broker or other holder of record (that is, "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareowners owning shares through most banks and brokers.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareowners on or about March 8, 2000 concurrently with the mailing of the Company's 1999 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareowners for a fee of approximately $11,500. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy a shareowner may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     CHANGING YOUR VOTE. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

     REDUCE DUPLICATE MAILINGS. The Company is required to provide an Annual Report to all shareowners who receive this Proxy Statement. If you are a shareowner of record and have more than one account in your name or at the same address as other shareowners of record, you may authorize the Company to discontinue mailings of multiple Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue to receive a duplicate Annual Report. If you are voting by telephone or the Internet you can either follow the prompts when you vote or give us instructions to discontinue mailings of future duplicate Annual Reports.

     SHAREOWNER PROPOSALS. To be included in the Board of Directors' proxy statement and proxy card for the 2001 Annual Meeting of Shareowners, a shareowner proposal must be received by the Company on or before November 8, 2000. In addition, under the terms of the Company's By-Laws, a shareowner who intends to present an item of business at the 2001 Annual Meeting of Shareowners (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company on or before November 8, 2000. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                             ELECTION OF DIRECTORS

     NOMINEES. There are 13 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

     Except for Mr. Leo F. Mullin, who was elected to the Board of Directors in July 1999, all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company. In accordance with the Board's policy on retirement of directors, Mr. Paul J. Rizzo is not standing for re-election.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

[Gerard N. Burrow,          GERARD N. BURROW, M.D., Special Advisor to the President of
M.D. Photo]                 Yale University for Health Affairs.
                            Dr. Burrow, 67, was elected to the Board of Directors in
                            1993 and is a member of the Nominating & Corporate
                            Governance Committee and Chairman of the Science and
                            Technology Advisory Committee. He was named to his present position at Yale University in 1997 following service since
                            1992 as Dean of the Yale University School of Medicine. He
                            served the five years prior to his return to Yale as Vice
                            Chancellor for health sciences and Dean of the University of
                            California, San Diego School of Medicine. He previously
                            served as a Professor and Chairman of the Department of
                            Medicine at the University of Toronto and as
                            Physician-in-Chief at Toronto General Hospital following
                            earlier work in medical education, research and clinical
                            practice. Dr. Burrow is a member of the Institute of
                            Medicine of the National Academy of Sciences and a Fellow of
                            the American Association for the Advancement of Science. He
                            is also a Director of Surx Corporation and the Sea Research
                            Foundation and on the Corporation Committee for Brown
                            University School of Medicine.

----------------------------------------------------------------------------------------

[Joan Ganz Cooney           JOAN GANZ COONEY, Chairman, Executive Committee, Children's
Photo]                      Television Workshop.
                            Mrs. Cooney, 70, was elected to the Board of Directors in
                            1978 and is a member of the Compensation Committee and the
                            Chairperson of the Benefits Committee. She co-founded the
                            Children's Television Workshop as its Executive Director in
                            1968 and was named its President-CEO in 1970 and
                            Chairman-CEO in 1988. She assumed her present
                            responsibilities in 1990. The Workshop's activities include production of the well-known children's educational
                            television programs Sesame Street, 3-2-1 Contact, Square One
                            T.V. and Ghostwriter. Mrs. Cooney is a Director of
                            Metropolitan Life Insurance Company, the Museum of
                            Television and Radio and The New York and Presbyterian
                            Hospitals, Inc., as well as a Trustee of the National Child
                            Labor Committee.

----------------------------------------------------------------------------------------

[James G. Cullen            JAMES G. CULLEN, President and Chief Operating Officer, Bell
Photo]                      Atlantic Corporation.
                            Mr. Cullen, 57, was elected to the Board of Directors in
                            1995 and is a member of the Compensation Committee and the
                            Audit Committee. Mr. Cullen assumed his present position
                            with Bell Atlantic Corporation in December 1998, after
                            having been Vice Chairman since February 1995 and, prior to that, President since February 1993. He was President and
                            Chief Executive Officer of Bell Atlantic-New Jersey, Inc.
                            from 1989 to 1993. He is a Director of Bell Atlantic
                            Corporation and Prudential Life Insurance Company.

[M. Judah Folkman,          M. JUDAH FOLKMAN, M.D., Senior Associate in Surgery and
M.D. Photo]                 Director, Surgical Research Laboratory, Children's Hospital
                            and Andrus Professor of Pediatric Surgery and Professor of
                            Cell Biology, Harvard Medical School, Department of Surgery.
                            Dr. Folkman, 67, was elected to the Board of Directors in
                            1998 and is a member of the Science and Technology Advisory
                            Committee and the Public Policy Advisory Committee. Dr.
                            Folkman has been with Children's Hospital since 1967, having served as Surgeon-in-Chief of Children's Hospital from 1967 to 1981, and with Harvard Medical School since 1967. He is a member of the National Academy of Sciences and the American
                            Academy of Arts and Sciences. In recognition of his founding the field of angiogenesis research he has received numerous honorary degrees and awards, among the most recent of which are the 1998 Keio University (Tokyo) Medical Science Prize
                            and the 1997 Charles S. Mott Prize of the General Motors
                            Cancer Research Foundation.

----------------------------------------------------------------------------------------

[Ann Dibble Jordan          ANN DIBBLE JORDAN, Former Director, Social Services
Photo]                      Department, Chicago Lying-In Hospital, University of Chicago
                            Medical Center.
                            Mrs. Jordan, 65, was elected to the Board of Directors in
                            1981 and is a member of the Nominating & Corporate
                            Governance Committee and the Public Policy Advisory
                            Committee. She assumed her previous responsibilities at
                            Chicago Lying-In Hospital in 1970 after having served as a
                            Caseworker and then a Senior Caseworker at the University of
                            Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service
                            Administration. She is a Director of Automatic Data
                            Processing and Citigroup Inc. Mrs. Jordan is also a Director of The Phillips Collection, The Child Welfare League, the
                            National Symphony Orchestra and the Kennedy Center for the
                            Performing Arts.

----------------------------------------------------------------------------------------

[Arnold G. Langbo           ARNOLD G. LANGBO, Chairman of the Board, Kellogg Company.
Photo]
                            Mr. Langbo, 62, was elected to the Board of Directors in
                            1991 and is a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Langbo assumed his present position as Chairman of the Board of Kellogg Company in
                            January 1992 after having been President and Chief Operating
                            Officer since December 1990. He also served as Chief
                            Executive Officer from January 1992 until April 1999. Mr.
                            Langbo joined Kellogg Canada Inc. in 1956 and served in a
                            number of management positions in Canada and the United
                            States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Atlantic Richfield
                            Company, Weyerhaeuser Company and Whirlpool Corporation. He
                            is also a member of the Advisory Board of the J. L. Kellogg
                            Graduate School of Management at Northwestern University and
                            Chairman of the Board of Trustees of Albion College.

[Ralph S. Larsen       RALPH S. LARSEN, Chairman, Board of Directors and Chief
Photo]                 Executive Officer; Chairman, Executive Committee.
                       Mr. Larsen, 61, was elected to the Board of Directors in
                       1987 and appointed to the Executive Committee in 1986.
                       He assumed his present responsibilities in 1989. He
                       joined the Company in 1962 as a manufacturing trainee
                       with Johnson & Johnson Products, Inc. and was named Vice
                       President of Marketing for the McNeil Consumer Products
                       Company in 1980. He left Johnson & Johnson for two years
                       to serve as President of Becton Dickinson's Consumer
                       Products Division and returned to Johnson & Johnson as
                       President of its Chicopee subsidiary in 1983. Mr. Larsen
                       was appointed Company Group Chairman in 1986 before
                       being appointed Vice Chairman of the Executive Committee
                       and Chairman of a Sector Operating Committee later in
                       1986. Mr. Larsen is a Director of Xerox Corporation and
                       AT&T Corp. He is also Chairman of The Business Council
                       and a member of  the Policy Committee of The Business
                       Roundtable.

--------------------------------------------------------------------------------

[John S. Mayo, Ph.D.   JOHN S. MAYO, PH.D., President Emeritus, AT&T Bell
Photo]                 Laboratories.
                       Dr. Mayo, 70, was elected to the Board of Directors in
                       1986 and is a member of the Science and Technology
                       Advisory Committee and Chairman of the Public Policy
                       Advisory Committee. He became President of AT&T Bell
                       Laboratories in 1991 after having served as Vice
                       President of Electronics Technology, Executive Vice
                       President of Network Systems and Senior Vice President,
                       Network Systems and Network Services. He became
                       President Emeritus in 1995. Dr. Mayo is a member of the
                       National Academy of Engineering and The Swedish Royal
                       Academy of Engineering Sciences. He is a Fellow of the
                       Institute of Electrical and Electronic Engineers. He is
                       a member of the Boards of Trustees of Polytechnic
                       University (Emeritus), the Liberty Science Center
                       (Emeritus), and the Kenan Institute for Engineering,
                       Technology and Science, and served on the Board of
                       Overseers for the New Jersey Institute of
                       Technology, and the Board of Directors of the National
                       Engineering Consortium, Inc.

--------------------------------------------------------------------------------

[Leo F. Mullin Photo]  LEO F. MULLIN, Chairman and Chief Executive Officer,
                       Delta Air Lines, Inc. Mr. Mullin, 57, was elected to the Board of Directors in July 1999 and is a member of the Audit Committee and the Nominating & Corporate
                       Governance Committee. Mr. Mullin has been President and
                       Chief Executive Officer of Delta since August 1997 and was named Chairman in November 1999. Mr. Mullin was Vice
                       Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to
                       1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company's President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American
                       National Bank, a subsidiary of First Chicago
                       Corporation, from 1991 to 1993. Mr. Mullin is also a Director of BellSouth Corporation. He is a member of the board of the Air Transport Association of America and a member of the board and Chairman-designate of the International Air Transport Association. He is also a member of The Business Council, The Business Roundtable and the President's Export Council.

[Henry B. Schacht           HENRY B. SCHACHT, Former Chairman of the Board, Lucent
Photo]                      Technologies Inc.; Managing Director and Senior Advisor,
                            E.M. Warburg, Pincus & Co.
                            Mr. Schacht, 65, was elected to the Board of Directors in
                            1997 and is a member of the Audit Committee and the Chairman of the Nominating & Corporate Governance Committee. Mr.
                            Schacht was the Chairman of the Board of Lucent Technologies
                            Inc. from April 1996 until February 1998 and was its Chief
                            Executive Officer from February 1996 to October 1997. Mr.
                            Schacht was Chairman (1977-1995) and Chief Executive Officer
                            (1973-1994) of Cummins Engine Company, Inc. He is also a
                            Director of Lucent Technologies Inc, Aluminum Company of
                            America, The Chase Manhattan Corporation, The Chase
                            Manhattan Bank, N.A., Cummins Engine Company, Inc. and
                            Knoll, Inc. Mr. Schacht is Chairman of the Board of Trustees
                            of The Ford Foundation and a Trustee of the Metropolitan
                            Museum of Art.

----------------------------------------------------------------------------------------

[Maxine F. Singer,          MAXINE F. SINGER, PH.D., President of the Carnegie
Ph.D. Photo]                Institution of Washington.
                            Dr. Singer, 69, was elected to the Board of Directors in
                            1991 and is a member of the Science and Technology Advisory
                            Committee and the Benefits Committee. Dr. Singer became
                            President of the Carnegie Institution of Washington in 1988
                            after serving for over thirty years at the National
                            Institutes of Health where she advanced to be Chief of the
                            Laboratory of Biochemistry at NIH's National Cancer
                            Institute. Dr. Singer is a member of the National Academy of
                            Sciences, the American Philosophical Society, the Pontifical
                            Academy of Sciences and the Governing Board of the Weizmann
                            Institute of Science.

----------------------------------------------------------------------------------------

[John W. Snow Photo]        JOHN W. SNOW, Chairman, President and Chief Executive
                            Officer, CSX Corporation.
                            Mr. Snow, 60, was elected to the Board of Directors in 1998 and is a member of the Compensation Committee and the
                            Benefits Committee. Mr. Snow was named President and Chief
                            Executive Officer of CSX Corporation in 1989 and added the title of Chairman in 1991. Mr. Snow is also a Director of
                            Circuit City Stores, Inc., GTE Corp. and USX Corporation. He
                            is Vice Chairman of The Business Council, Chairman of the
                            Ron Brown Award for Corporate Citizenship and a member of
                            the Policy Committee of The Business Roundtable. Mr. Snow is
                            also a member of the Board of Trustees of Johns Hopkins
                            University and the Darden School of Business, University of
                            Virginia.

----------------------------------------------------------------------------------------

[Robert N. Wilson           ROBERT N. WILSON, Vice Chairman, Board of Directors and Vice
Photo]                      Chairman, Executive Committee.
                            Mr. Wilson, 59, was elected to the Board of Directors in
                            1986. He joined the Company in 1964, served in several sales and marketing management positions and was appointed Company
                            Group Chairman in 1981 and appointed to the Executive
                            Committee in 1983. He was appointed Chairman of a Sector
                            Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed his expanded responsibilities as Vice Chairman of the Executive Committee in 1994. Mr. Wilson is also a Director of U.S. Trust
                            Corporation and Amerada Hess Corporation.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/ groups listed below is the owner of less than one percent of the Company's outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Larsen and Wilson "control" an additional 8,135,492 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 1,873,812 shares, the aggregate of 10,009,304 shares representing less than 1% of the shares outstanding. All stock ownership is as of January 31, 2000.

                                                                          SHARES UNDER
                                                      NUMBER OF COMMON    EXERCISABLE
NAME                                                    SHARES(1)(2)       OPTIONS(3)
----                                                  ----------------    ------------
Gerard N. Burrow....................................         6,838             3,500
Joan Ganz Cooney....................................        11,607             3,500
James G. Cullen.....................................        15,519             3,500
M. Judah Folkman....................................         1,962             1,500
Ann Dibble Jordan...................................         9,143             3,500
Christian A. Koffmann...............................       116,125           176,040
Arnold G. Langbo....................................        14,500             3,500
Ralph S. Larsen.....................................       665,983           631,600
James T. Lenehan....................................        56,438           213,120
John S. Mayo........................................        45,676             3,500
Leo F. Mullin.......................................         3,058                --
Paul J. Rizzo.......................................        75,866             3,500
Henry B. Schacht....................................         3,557             2,400
Maxine F. Singer....................................        17,570             3,500
John W. Snow........................................         2,967             1,500
William C. Weldon...................................        45,583            70,480
Robert N. Wilson....................................       553,702           480,260
All directors and executive officers as a
group(22)...........................................     1,873,812         2,094,280

------------------
(1) Includes an aggregate of 175,235 Common Stock equivalent units credited to nonemployee directors under the Deferred Fee Plan for Nonemployee Directors and an aggregate of 24,984 Common Stock equivalent units credited to the named executive officers (32,585 units to all executive officers as a group) under the Executive Income Deferral Plan for an aggregate of 207,820 units to all directors and executive officers as a group. In addition, 59,523 of the shares listed as owned by Mr. Koffmann, 266,123 of the shares listed as owned by Mr. Larsen and 50,515 of the shares listed as owned by Mr. Wilson, represent the net gain of shares of Common Stock resulting from the exercise of stock options, of which the actual distribution of these shares to these executive officers has been deferred under the terms of the Company's Stock Option Gain Deferral Plan.
(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement. The directors and executive officers disclaim beneficial ownership of an aggregate of 178,544 of these shares, including, 111,279 shares listed as owned by Mr. Larsen, 100 shares listed as owned by Mr. Snow, 5 shares listed as owned by Mr. Weldon and 50,400 shares listed as owned by Mr. Wilson.
(3) Includes shares under options exercisable on January 31, 2000 and options which become exercisable within 60 days thereafter.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of the Company's Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $65,000 for his or her services as director. Of such annual fee, $20,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. Directors also receive non-retainer equity compensation each year in the form of a stock option grant. The number of options granted is determined annually and is currently 1,100 shares per person. In addition, directors receive $5,000 for service on a committee of the Board of Directors, or $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fees until, or beyond, termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based on a hypothetical investment in the Company's Common Stock or, in the case of Directors who have served on the Board since prior to January 1, 1996, on the increase in value of units under the Certificate of Extra Compensation Program, up to the time of termination of his/her directorship. Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each nonemployee director's Deferred Fee Account receive dividend equivalents.

     During the last fiscal year the Board of Directors met eight times. Each director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which they served, except for Mrs. Jordan, who did, however, attend at least 75% of the total regularly scheduled meetings of the Board of Directors and the committees on which she served.

     The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

     The members of the Audit Committee are Mr. Cullen, Mr. Langbo, Mr. Mullin, Mr. Schacht and Mr. Rizzo (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Cullen, Mr. Snow and Mr. Langbo (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Wilson (Vice Chairman), Darretta (Vice President, Finance) and Deyo (Vice President, Administration) which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. During the last fiscal year there were three meetings of the Compensation Committee.

     The members of the Nominating & Corporate Governance Committee are Dr. Burrow, Mrs. Jordan, Mr. Mullin, Mr. Rizzo and Mr. Schacht (Chairman). The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors and the Chief Executive Officer of the Company. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company's management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareowners, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Nominating & Corporate Governance Committee met three times during the last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1999 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                      COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is composed entirely of nonemployee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its shareowners. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share

(EPS) Growth, increase in Cash Flow, New Product Flow and growth in Shareowner Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years. Shareowner Value is measured as the increase in stock price plus dividend return over a five year period.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's shareowners over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

     A discussion of 1999 performance reviewed by the Compensation Committee can be found under "Decisions on 1999 Compensation".

                   JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act, which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries which are, overall, equal on average to the select group of premium companies referred to above.

     These guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to over 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1999 was 4% for merit increases plus 2% for market parity and promotion adjustments. The domestic salary guideline for 2000 has been set at 4% for merit increases plus 2% for market parity and promotion adjustments.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides its executive officers with additional current compensation in the form of executive cash bonus and stock awards which is competitive with annual incentives provided by other companies in the premium community. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. The amounts of Awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the Company's Executive Incentive Plan. Such determination, except in the case of the Award for the Chairman, is made after considering the recommendations of the Chairman and such other matters as the

Committee deems relevant. The Committee, acting in its discretion, may determine to pay a lesser Award than the maximum specified. For the Chief Executive Officer and other executive officers the amount of the total incentive is divided between cash and stock at the discretion of the Committee.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with shareowner value over time. Johnson & Johnson's award practice uses a percentage of each year's base salary, expressed as a range of opportunity, to arrive at the range of option shares available to be granted. Individual grants are made annually and vary within that range based on performance. This "annual multiple" approach results in grants which vary from year to year based on assessed performance, stock price and base salary.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named executive officers, the Committee does not apply a mathematical formula which relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards made prior to December 1997 generally occurred over a period from two to six years. Vesting in awards granted in or after December 1997 generally occurs three years from grant.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one-half of the Company's net asset value and one-half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareowners on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 1999 COMPENSATION

     Johnson & Johnson's performance for the most recent five year period ranked in the upper half of the premium community companies in all financial factors considered: Sales Growth, Shareowner Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgment of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committee's judgment, compensation awards for 1999, in total, were consistent with established targets.

     Mr. Larsen was awarded an annual salary increase in January 1999 of 3% versus a 4% merit guideline for the Company as a whole. The 1999 annual incentive (cash bonus and stock award) paid to Mr. Larsen was slightly above the target amount. The combined value of the long-term incentive compensation (stock options and Certificates of Extra Compensation) paid to Mr. Larsen was at target. One stock option grant was awarded to Mr. Larsen in December 1999, which provided him with options valued at the target annual multiple of pay. During 1999, Certificates of Extra Compensation were granted to Mr. Larsen to maintain his 2000 accrual at the competitive target.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act which have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by shareowners, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan which was approved by shareowners. As a result, all bonus and stock awards qualify as performance based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan which allows an individual to elect to defer a portion of Base Salary, CEC Dividend Equivalents and Cash and Stock Bonus Awards. Participation in the Plan is limited to Executive Committee members and is voluntary. Accordingly, any amounts which would otherwise result in non-tax deductible compensation may be deferred under the Plan. As a result of the implementation of the Johnson & Johnson Executive Incentive Plan and elections made under the Executive Income Deferral Plan, no tax deduction was lost as a result of Section 162(m) on compensation paid to Johnson & Johnson executives in 1999 and none is anticipated to be lost in 2000.

                                               Arnold G. Langbo, Chairman
                                               Joan G. Cooney
                                               James G. Cullen
                                               John W. Snow

                      SHAREOWNER RETURN PERFORMANCE GRAPHS

     Following are line graphs comparing the cumulative total shareowner return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the respective periods of five and ten years ending December 31, 1999. The graphs and tables assume that $100 was invested on December 31, 1994 and December 31, 1989 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested.

            FIVE-YEAR CUMULATIVE TOTAL SHAREOWNER RETURN (1994-1999)

                                                                                                         S&P DIVERSIFIED HEALTH
                                                    JOHNSON & JOHNSON             S&P 500 INDEX                   CARE
                                                    -----------------             -------------          ----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     159.10                      134.11                      144.53
1996                                                     187.92                      166.30                      183.21
1997                                                     252.42                      225.49                      272.68
1998                                                     325.67                      289.93                      397.22
1999                                                     366.21                      350.93                      379.57

            TEN-YEAR CUMULATIVE TOTAL SHAREOWNER RETURN (1989-1999)

                                                                                                         S&P DIVERSIFIED HEALTH
                                                    JOHNSON & JOHNSON             S&P 500 INDEX                   CARE
                                                    -----------------             -------------          ----------------------
1989                                                     100.00                      100.00                      100.00
1990                                                     123.05                       96.87                      121.00
1991                                                     199.00                      125.94                      178.46
1992                                                     178.63                      135.30                      152.41
1993                                                     162.31                      148.72                      145.00
1994                                                     202.11                      150.63                      168.14
1995                                                     320.36                      206.54                      247.89
1996                                                     378.32                      253.39                      311.83
1997                                                     507.40                      337.27                      454.65
1998                                                     653.52                      432.84                      660.93
1999                                                     735.06                      523.24                      632.05

                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION(1)           LONG TERM
                               ------------------------------------   COMPENSATION
         NAME                                              OTHER         AWARDS
         AND                                               ANNUAL     ------------   ALL OTHER
      PRINCIPAL                                           COMPEN-       OPTIONS       COMPEN-
       POSITION         YEAR   SALARY($)     BONUS($)    SATION($)        (#)        SATION($)
      ---------         ----   ----------   ----------   ----------   ------------   ---------
                                                   (2)          (3)                    (4)
R. S. Larsen            1999   $1,365,000   $1,409,629   $1,437,529      250,000      $61,425
Chairman/CEO            1998    1,325,000    1,301,796    1,284,083      150,000       59,603
                        1997    1,192,500    1,400,871      980,552      450,000       53,663
R. N. Wilson            1999   $  930,000   $  923,077   $1,168,656      115,000      $41,850
Vice Chairman           1998      900,000      882,886    1,042,273       75,000       40,500
                        1997      850,000      902,594      909,371      235,000       38,250
J. T. Lenehan           1999   $  660,000   $  505,641   $  299,930       80,000      $29,700
Worldwide Chairman,     1998      625,000      426,363      267,928       40,000       28,125
Medical Devices         1997      537,500      411,880      228,152      150,000       24,188
& Diagnostics Group
C. A. Koffmann          1999   $  625,000   $  402,919   $  312,821       80,000      $28,125
Worldwide Chairman,     1998      590,000      417,052      279,221       40,000       26,550
Consumer & Personal     1997      525,000      401,500      234,017      125,000       23,625
Care Group
W. C. Weldon            1999   $  575,000   $  476,806   $  206,169       80,000      $25,875
Worldwide Chairman,     1998      422,500      312,180      119,173       60,000       19,155
Pharmaceuticals         1997      345,500      194,246       79,584       21,000       15,547
Group

------------------

(1) Includes amounts paid and deferred.

(2) Bonus amounts are comprised of cash and the fair market value of stock awards on the date award is issued.

(3) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long-term incentive plan).

(4) Amount shown is the Company's matching contribution to the 401(k) Savings Plan and related supplemental plan.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the Named Officers during the Company's last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------
                               NUMBER OF      % OF TOTAL
                              SECURITIES       OPTIONS                                GRANT DATE
                              UNDERLYING      GRANTED TO    EXERCISE                   PRESENT
                                OPTIONS       EMPLOYEES      PRICE      EXPIRATION     VALUE($)
NAME                         GRANTED(#)(1)     IN 1999       ($/SH)        DATE          (2)
----                         -------------    ----------    --------    ----------    ----------
Ralph S. Larsen............     250,000          2.0%       $100.16      12/01/09     $7,551,750

Robert N. Wilson...........     115,000          0.9%       $100.16      12/01/09     $3,473,805

James T. Lenehan...........      80,000          0.6%       $100.16      12/01/09     $2,416,560

Christian A. Koffmann......      80,000          0.6%       $100.16      12/01/09     $2,416,560

William C. Weldon..........      80,000          0.6%       $100.16      12/01/09     $2,416,560

---------------
(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on December 2, 1999, the date of grant. All of the options become exercisable on the third anniversary of the date of grant, which is the same vesting schedule for all executives granted options on such date.

(2) The grant date present values per option share were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The options expiring on December 1, 2009 had a grant date present value of $30.207 per option share. The Black-Scholes model was used with the following assumptions: volatility of 24% based on a historical weekly average over five years; dividend yield of 1.13%; risk free interest of 6.35% based on a U.S. Treasury rate of five years; and a five year option life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT YEAR END         IN-THE-MONEY OPTIONS AT
                              SHARES                                   1999(#)                 YEAR END 1999($)(3)
                           ACQUIRED ON          VALUE        ---------------------------   ---------------------------
          NAME            EXERCISE(#)(1)   REALIZED($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            --------------   ---------------   -----------   -------------   -----------   -------------
Ralph S. Larsen.........     374,750         $29,519,906       631,600        757,800      $38,564,182    $12,162,750
Robert N. Wilson........     174,000         $13,487,820       480,260        383,340      $29,998,772    $ 6,957,584
James T. Lenehan........          --         $        --       213,120        292,080      $13,308,432    $ 6,609,542
Christian A. Koffmann...      90,150         $ 7,757,729       176,040        256,960      $10,170,433    $ 5,652,621
William C. Weldon.......      14,200         $ 1,024,672        79,680        183,420      $ 5,070,620    $ 2,556,259

------------------
(1) 59,523 of the shares listed as acquired by Mr. Koffmann, 266,123 of the shares listed as acquired by Mr. Larsen and 50,515 of the shares listed as acquired by Mr. Wilson represent the net gain of shares of Common Stock resulting from the exercise of stock options, of which the actual distribution of these shares to these executive officers has been deferred under the terms of the Company's Stock Option Gain Deferral Plan.

(2) For purposes of this footnote, the "value realized" upon the exercise of stock options, of which the actual distribution of the underlying shares is being deferred as described in the prior footnote, was determined by the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(3) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($93.25).

CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made during the last fiscal year to the Named Officers under the Company's Certificate of Extra Compensation (CEC) Program.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                 ESTIMATED
                                                  NUMBER       PERIOD UNTIL       FUTURE
NAME                                            OF UNITS(#)     PAYOUT(1)      PAYOUT($)(2)
----                                            -----------    ------------    -------------
Ralph S. Larsen...............................     11,000                       $  221,100
Robert N. Wilson..............................     72,000                        1,447,200
James T. Lenehan..............................     80,000                        1,608,000
Christian A. Koffmann.........................     50,000                        1,005,000
William C. Weldon.............................     50,000                        1,005,000

---------------
(1) Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $20.10 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $20.10 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $20.10 per unit value, are: Mr.
R. S. Larsen 1,113,200 CEC units ($22,375,320); Mr. R. N. Wilson 1,018,000 CEC units ($20,461,800); Mr. J. T. Lenehan 241,600 CEC units ($4,856,160); Mr. C. A.
Koffmann 246,000 CEC units ($4,944,600) and Mr. W. C. Weldon 100,600 CEC units ($2,022,060).

RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.

                               PENSION PLAN TABLE

 FIVE YEAR
  AVERAGE                       ANNUAL BENEFITS FOR YEARS OF SERVICE
  COVERED      -----------------------------------------------------------------------
COMPENSATION   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
------------   --------   --------    --------     --------     --------     --------
 $  600,000    $146,500   $195,300   $  244,100   $  293,000   $  341,800   $  390,600
    800,000     196,500    262,000      327,500      393,000      458,500      524,000
  1,000,000     246,500    328,700      410,800      493,000      575,200      657,300
  1,200,000     296,500    395,400      494,200      593,000      691,900      790,700
  1,400,000     346,500    462,000      577,500      693,100      808,600      924,100
  1,600,000     396,500    528,700      660,900      793,100      925,300    1,057,400
  1,800,000     446,500    595,400      744,200      893,100    1,041,900    1,190,800
  2,000,000     496,600    662,100      827,600      993,100    1,158,600    1,324,100
  2,200,000     546,600    728,800      910,900    1,093,100    1,275,300    1,457,500
  2,400,000     596,600    795,400      994,300    1,193,200    1,392,000    1,590,900
  2,600,000     646,600    862,100    1,077,600    1,293,200    1,508,700    1,724,200
  2,800,000     696,600    928,800    1,161,000    1,393,200    1,625,400    1,857,600

     Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company's Achievement Award Program, amounts paid under the Company's Executive Incentive Plan and amounts deferred under the Company's Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is:
Mr. R. S. Larsen $2,747,155; Mr. R. N. Wilson $1,907,465; Mr. J. T. Lenehan $1,038,986; Mr. C. A. Koffmann $998,805; and Mr. W. C. Weldon $687,238. The
approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 36 years; Mr. R. N. Wilson 35 years; Mr. J. T. Lenehan 23 years; Mr. C. A. Koffmann 11 years; and Mr. W. C. Weldon 28 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefits which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                      PROPOSAL FOR 2000 STOCK OPTION PLAN

     The Compensation Committee, recognizing that insufficient shares are available to provide further grants of stock options under existing Company plans, advised the Board of Directors that it is in the interest of the Company to continue its longstanding practice that began in 1952 of making stock options available to those employees responsible for significant contributions to the Company's business. The Compensation Committee believes that the equity stake in the growth and success of the Company afforded by stock options provides such key employees with an incentive to continue to energetically apply their talents within the Company. Accordingly, on February 14, 2000, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously approved the 2000 Stock Option Plan (the "Plan") and directed that it be submitted for consideration and action at the meeting. For adoption of the Plan, it will be necessary that it be approved by the affirmative vote of a majority of the shares voted at the meeting. If the Plan is approved by shareowners, no further options will be granted under the Company's existing 1995 Stock Option Plan.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 STOCK OPTION PLAN.

     The following is a brief but not comprehensive summary of the proposed 2000 Stock Option Plan. The complete text of the Plan is attached as Exhibit 1 and reference is made to that Exhibit for a complete statement of the provisions of the Plan. The Plan provides for the granting of options, each calendar year during the term of the Plan, to purchase up to an amount of Common Stock equal to 1.6 percent of the issued shares of the Company's Common Stock (including Treasury Shares) as of January 1 of that year, plus (i) the number of shares that were available for grants in the previous year under the Plan but were not made subject to a grant in such previous year and (ii) the number of shares that were covered by options granted under the Plan which options lapsed, expired or terminated in the previous year without being exercised. The Committee may, in its discretion, issue upon exercise of any option Treasury Shares or authorized but unissued shares. The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any stock split, adjustment or other change in the corporate structure or shares of the Company. Shareowners would have no preemptive rights with regard to shares allotted to the Plan. No options could be granted under the Plan later than April 18, 2005.

     The Plan would be administered by the Company's Compensation Committee which is comprised of four directors who are not employees of the Company. Each member of the Compensation Committee must be a "Non-Employee Director" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). No member of the Compensation Committee is eligible to receive options under the Plan. The Compensation Committee would select participants in the Plan from among those directors who are employees of the Company or its domestic subsidiaries; key employees of the Company and its domestic subsidiaries (including executive officers and officers of the Company); key employees of international subsidiaries and joint venture operations of the Company or its subsidiaries; and key employees of joint venture partners who are assigned to any such joint ventures. Optionees would be selected on the basis of demonstrated ability to contribute substantially to the effective management or financial performance of the Company. The Compensation Committee would determine both the number of optionees and the number of shares to be optioned to any individual under the Plan. The total number of shares which may be awarded under the Plan to any optionee in any one year shall not exceed the lesser of 5% of the total shares allotted to the Plan for such year and 2 million shares.

     The Board of Directors would be able to amend the Plan without further approval by the shareowners, except insofar as such approval is required by law. Notwithstanding the foregoing, except for any stock split, adjustment or other change in the corporate structure or shares of the Company, the Company shall neither lower the exercise price of any option granted under the Plan nor grant any option under the Plan in replacement of an option which had previously been granted at a higher exercise price, without the approval of the shareowners. Furthermore, without the approval of the shareowners, the Board may not increase the maximum number of shares of Common Stock that may be issued under the Plan, increase the number of shares that may be issued to any one optionee in any one year or extend the term of the Plan.

     The Plan would enable the Company to grant either "non-qualified options" or "incentive stock options". In no event will incentive stock options covering more than 75 million shares be granted during the term of the Plan. In its discretion, the Compensation Committee may establish the time or times within the period of the option when the option could be exercised and the percentage of the option that could be exercised at such times. However, no option could be exercised later than ten years following the date of grant. In its discretion, the Compensation Committee could also accelerate the vesting of options held by certain employees whose employment has terminated by reason of death, disability or retirement. Reference is made to Exhibit 1 for a complete description of the right of an optionee to exercise an option following termination of employment. In addition, any stock option granted within six (6) months of termination of employment due to any cause whatsoever shall be void unless the Committee shall otherwise provide.

     Unless otherwise specified by the Committee, no options may be transferable, except in the event of death. The Compensation Committee may provide, however, for the transfer, without payment of consideration, of a non-qualified option to immediate family members of the optionee or to trusts or partnerships for such family members.

     The exercise price per share for each option would be not less than the fair market value on the date of grant, determined as prescribed by the Internal Revenue Code and the Regulations thereunder. It is provided that payment for the portion exercised may be made in whole at the time of exercise of the option or in installments, within the discretion of the Compensation Committee. Payment could be made in cash or in Johnson & Johnson Common Stock valued at its current fair market value.

     The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any employee may have incentive stock options vest in any calendar year may not exceed $100,000.

     All nominees for election as directors who are employees of the Company would be eligible to participate as determined by the Compensation Committee itself or upon the recommendation of the Management Compensation Committee. No determination has been made with respect to future recipients of options under the Plan and it is not possible to specify the names or positions of the key executives to whom options may be granted, or the number of shares, within the limitations of the Plan, to be covered by such options. By way of example, in 1999 stock options were granted under the Company's 1995 Stock Option Plan to ten executive officers, two of whom are also directors, for an aggregate of 890,000 shares and to 8,768 employees (other than directors and executive officers) for an aggregate of 11,458,830 shares. The stock options received by the Named Officers during the Company's last fiscal year under the Company's 1995 Stock Option Plan are set forth in the table entitled "Option Grants in Last Fiscal Year."

     Proceeds received from optioned shares will be used for general corporate purposes.

     The Company has been advised by its Tax Department that under currently applicable provisions of the Internal Revenue Code, an optionee will not be deemed to receive any income for Federal tax purposes upon the grant of an option under the Plan, nor will the Company be entitled to a tax deduction at that time. However, upon the exercise of an option the tax consequences are as follows:

          1. Upon the exercise of a non-qualified option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee.

          2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a long-term capital gain or loss upon sale, measured as the difference between the option exercise price and the sale price. If either of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

     Outside the United States, the grant and exercise of options under the Plan may be taxed on a different basis.

     There is no charge against the Company in connection with the grant of an option or the exercise of an option for cash by an employee of the Company or its subsidiaries. The Plan is intended to comply with Section 162(m) of the Internal Revenue Code by qualifying payments under the Plan as performance-based compensation.

     Under the Internal Revenue Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those rights provided by the terms of such option.

     On February 22, 2000, the closing price of the Common Stock of the Company traded on the New York Stock Exchange, as published in The Wall Street Journal, was $78.63 per share.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 STOCK OPTION PLAN.

                   PROPOSAL FOR 2000 STOCK COMPENSATION PLAN

     On February 14, 2000, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved the adoption and submission to a vote at the Annual Meeting of Shareowners of the 2000 Stock Compensation Plan (the "Plan"). For adoption of the Plan, it will be necessary that it be approved by the affirmative vote of a majority of the shares voted at the meeting. If the Plan is approved by the shareowners, no further awards will be made under the Company's existing 1995 Stock Compensation Plan.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 STOCK COMPENSATION
PLAN.

     The Plan provides, in general, for the awarding of shares of Common Stock of the Company to employees of the Company (including executive officers and officers) and its subsidiaries and affiliates, both in the United States and internationally. The Plan continues a practice of the Company which began in 1922. An award is by way of a bonus to the employee and is not regarded as part of the employee's regular compensation. The Plan, in the judgment of the Board of Directors, promotes the interests of the Company by insuring continuity of management and increased incentive on the part of the participants by insuring their acquisition of an equity interest in the Company and by providing an adequate overall compensation level.

     The Common Stock to be distributed in the operation of the Plan will not exceed five million (5,000,000) shares of the Company's authorized but unissued shares (to be reduced in all events by the number of Treasury shares used for the Plan). Shareowners will have no preemptive rights with regard to these shares.

     Participants would be selected by the Board of Directors, or a committee appointed by the Board of Directors, from the group of key management personnel, generally at the supervisor level and above, and sales personnel of the Company and its domestic and international subsidiaries and affiliates. The executive officers named in the Summary Compensation Table would be eligible. Under certain conditions, and with the approval of the Management Compensation Committee of the Company, or its delegate, awards may be granted to employees not meeting the above criteria. Participants will be selected on the basis of demonstrated ability and potential to contribute substantially to the Company's success. It is not possible to state the number of employees who will participate in the Plan. By way of example, in 1999, five executive officers, one of whom is also a director, received an aggregate of 10,295 shares and 15,502 employees (other than directors and executive officers) received an aggregate of 806,152 shares under the 1995 Stock Compensation Plan.

     The term of the Plan would expire on April 18, 2005. The Plan does not provide any maximum on the number of shares which can be awarded to an employee.

     Conditioned upon shareowner approval of the Plan, the Board of Directors, or a committee appointed thereby, will have full power and authority to administer the Plan, including the authority to select participants and to determine the number of shares to be awarded to each participant. In the event of a reorganization, recapitalization, stock split, stock dividend or any other change in the corporate structure or shares of the Company, the Board of Directors, or a committee appointed thereby, shall make such adjustment as it may deem equitably required in the number and kind of shares authorized by and for the Plan.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 STOCK COMPENSATION
PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors for the Company and its subsidiaries for the fiscal year 2000. Shareowner ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareowners on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareowners and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareowners during the meeting.

                 SHAREOWNER PROPOSAL ON PHARMACEUTICAL PRICING

     The following shareowner proposal has been submitted to the Company for action at the meeting by the Dominican Sisters, Congregation of Holy Cross, 23120 Woodway Park Road, Edmonds, Washington 98020, owner of 700 shares of the Company's common stock. Thirteen other groups whose names, addresses and shareholdings will be supplied upon oral or written request to the Secretary of the Company have co-sponsored the proposal. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the shareowners is required for approval of a shareowner proposal. The text of the proposal is as follows:

                                 "DRUG PRICING

                               JOHNSON & JOHNSON"

"WHEREAS:

     Health Care Financing Administration data, based on five year figures through 1998, shows spending on prescription drugs rising 12% per year, more than double the 5.1% increase in national health expenditures;

A 1998 House Committee Report found that:

     - Older Americans and other individuals (e.g., the uninsured and the underinsured) who buy prescription drugs in the retail market pay substantially more for drugs than drug manufacturers' "favored customers" (federal government agencies and large HMO's);

     - Pharmacies appear to have small mark-ups in prices of prescription drugs;

These higher prices are also borne by institutional health care facilities;

Drug prices are consistently higher in the US retail market than in other industrialized countries. Recent studies reveal that eight antidepressants and anti-psychotic drugs cost, on average, twice as much in the US as in European and other North American industrialized countries.

RESOLVED: Shareholders request the Board of Directors to:

     1. Create and implement a policy of price restraint on pharmaceutical products for individual consumers and institutional purchasers, utilizing a combination of approaches to keep drug prices at reasonable levels.

     2. Report to shareholders by September 2000 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

SUPPORTING STATEMENT

     We suggest that the policy include a restraint on each individual drug and that it not be based on averages which can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a "favored customer" (usually low) and another for the retail customer (usually high).

     We understand the need for ongoing research and appreciate the role that our company has played in the development of new medicines. We are also aware that the cost of research is only one determinant for the final price of a drug. The manufacturing, selling, marketing and administrative costs often contribute far more to the price of a drug than research costs. Thus, we believe that price restraint can be achieved without sacrificing necessary research efforts."

     If you AGREE, please mark your proxy FOR this resolution.

          MANAGEMENT'S STATEMENT IN OPPOSITION TO SHAREOWNER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Johnson & Johnson is keenly aware of concerns about the cost of health care and, as a comprehensive health care products company, we will continue our practice of pricing our products responsibly. Over the last 10 years, the weighted average compound growth rate of price increases in the United States for health care products (prescription and over-the-counter drugs and hospital and professional medical products) sold by the Company and its affiliates has been well below the rate of inflation in this country. For example, in the five years from 1994 to 1998, the U.S. Consumer Price Index increased by an average of 2.4% per year, while the price of the Company's health care products sold in the U.S. increased by an average of less than 1% per year.

     It is important to note that the increase in expenditures for prescription medicines in the U.S. is primarily the result of increased use of medicines to extend, enhance and save lives, and not the result of price increases. In fact, the increased use of pharmaceuticals has been associated with a REDUCTION in overall health care costs, particularly costs associated with expensive or invasive interventions, such as surgery and hospitalization. One recent independent study found that every dollar spent on medicines is associated with a $4 reduction in hospital spending.

     We also believe it is inappropriate to make price comparisons with markets outside the United States. Prices vary around the world for many reasons, including local marketplace and competitive circumstances as well as the cost of gaining regulatory approval and running our business in a particular region. Over time, currency fluctuations can also produce substantial differences in prices between countries. Recently, the strength of the U.S. Dollar versus other currencies has contributed to these price differences between the higher prices in the United States as compared with other countries.

     The future of our pharmaceutical business depends on continued intensive investment in research and development that will yield new and innovative medicines for the treatment of disease and will bring down the cost of health care over the long term. In order to continue this research and assure the future of its business, the Company must have the latitude to price its products based on marketplace forces and in a way that yields the required revenue. The steadily increasing cost of research and development makes this particularly important.

     Capping individual prices on prescription drugs in the U.S. based on a formula or on arbitrary comparisons with selected world markets would inhibit our ability to compete in the marketplace and is contrary to the best interests of the patients we serve, as well as the Company and its shareowners.

     IT IS, THEREFORE, RECOMMENDED THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareowner of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                                       EXHIBIT 1

                               JOHNSON & JOHNSON

                             2000 STOCK OPTION PLAN

1.  PURPOSE

    The purpose of the Johnson & Johnson 2000 Stock Option Plan (the "Plan") is to promote the interests of Johnson & Johnson (the "Company") by ensuring continuity of management and increased incentive on the part of officers and executive employees responsible for major contributions to effective management, through facilitating their acquisition of an equity interest in the Company on reasonable terms.

2.  ADMINISTRATION

    The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall consist of not less than three directors. No person shall be eligible to continue to serve as a member of such Committee unless such person is a "Non-Employee Director" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Committee members shall not be eligible to participate in the Plan while members of the Committee. The Committee shall have the power to select optionees, to establish the number of shares and other terms applicable to each such option, to construe the provisions of the Plan, and to adopt rules and regulations governing the administration of the Plan.

    The Board of Directors, within its discretion, shall have authority to amend the Plan and the terms of any option issued hereunder without the necessity of obtaining further approval of the shareowners, unless such approval is required by law. Notwithstanding the foregoing, except for any stock split, adjustment or other change in the corporate structure or shares of the Company as contemplated under Section 6(A)(v) hereof, the Company shall neither lower the exercise price of any option granted under the Plan nor grant any option hereunder in replacement of an option which had previously been granted at a higher exercise price, without the approval of the shareowners.

3.  ELIGIBILITY

    Those eligible to participate in the Plan will be selected by the Committee from the following:

        (1) Directors who are employees of the Company or its domestic subsidiaries (excluding members from time to time of the Committee).

        (2) Officers and other key employees of the Company and its domestic subsidiaries.

        (3) Key employees of subsidiaries outside the United States.

        (4) Key employees of a joint venture operation of the Company or its subsidiaries and key employees of joint venture partners who are assigned to such a joint venture.

In all cases, optionees shall be selected on the basis of demonstrated ability to contribute substantially to the effective management or financial performance of the Company or its subsidiaries.

    In no event shall an option be granted to any individual who, immediately after such option is granted, is considered to own stock possessing more than 10% of the combined voting power of all classes of stock of Johnson & Johnson or any of its subsidiaries within the meaning of Section 422 of the Internal Revenue Code.

4.  ALLOTMENT OF SHARES

    The amount of Common Stock of the Company (par value $1.00 per share) that may be made subject to grants of options under the Plan in any calendar year shall not exceed an amount equal to 1.6 percent of the issued shares of the Company's Common Stock (including Treasury Shares) on January 1 of such year, plus (i) the number of shares that were available for grants in the previous year under the Plan but were not made subject to a grant in such previous year and (ii) the number of shares that were covered by options granted under the Plan which options lapsed, expired or terminated in the previous year without being exercised. Notwithstanding the foregoing, no more than 75 million shares in the aggregate shall be available for issuance as incentive stock options under the Plan.

    The total number of shares which may be awarded under the Plan to any optionee in any one year shall not exceed the lesser of (x) 5% of the total shares allotted to the Plan for such year and (y) 2 million shares. The Committee may, in its discretion, issue upon exercise of any option Treasury Shares or authorized but unissued shares.

5.  EFFECTIVE DATE AND TERM OF PLAN

    The Plan, if approved by the shareowners of the Company, shall become effective on April 19, 2000. No option shall be granted pursuant to this Plan later than April 18, 2005, but the rights of optionees under options theretofore granted to them will not be affected, and all unexpired options will continue in force and operation thereafter, except as such options may lapse or be terminated in accordance with their terms and conditions.

6.  TERMS AND CONDITIONS

A.  ALL OPTIONS

    The following shall apply to all options granted under the Plan:

    (i) Option Price

    The option price per share for each stock option shall be determined by the Committee and shall not be less than the fair market value on the date the option is granted. The fair market value shall be determined as prescribed by the Internal Revenue Code and Regulations.

    (ii) Time of Exercise of Option

    The Committee shall establish the time or times within the option period when the stock option may be exercised in whole or in such parts as may be specified from time to time by the Committee. With respect to an optionee whose employment has terminated by reason of death, disability or retirement, the Committee may in its discretion accelerate the time or times when any particular stock option held by said optionee may be so exercised so that such time or times are earlier than those originally provided in said option. In all cases exercise of a stock option shall be subject to the provisions of Section 6B(ii) or 6C(iii), as the case may be. The Committee shall determine, either at the time of grant or later, whether and to what extent and under what circumstances, the delivery of shares issuable in connection with the exercise of a non-qualified option may be deferred at the election of the optionee.

    (iii) Payment

    The entire option price may be paid at the time the option is exercised. When an option is exercised prior to termination of employment, the Committee shall have the discretion to arrange for the payment of such price, in whole or in part, in installments. In such cases, the Committee shall obtain such evidence of the optionee's obligation, establish such interest rate and require such security as it may deem appropriate for the adequate protection of the Company.

    (iv) Non-Transferability of Option

    Unless otherwise specified by the Committee to the contrary, an option by its terms shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee. The Committee may, in the manner established by the Committee, provide for the transfer, without payment of consideration, of a non-qualified option by an optionee to a member of the optionee's immediate family or to a trust or partnership whose beneficiaries are members of the optionee's immediate family. In such case, the option shall be exercisable only by such transferee. For purposes of this provision, an optionee's "immediate family" shall mean the holder's spouse, children and grandchildren.

    (v) Adjustment in Event of Recapitalization of the Company

    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Board of Directors shall make such adjustment as it may deem equitably required in the number and kind of shares authorized by and for the Plan, the number and kind of shares covered by the options granted, the number of shares which may be awarded to an optionee in any one year, and the option price.

    (vi) Rights after Termination of Employment

        (1) In the event of termination of employment due to any cause other than death, disability or retirement, rights to exercise the stock option shall cease, except for those which have accrued to and including the "date of termination" (as defined below), unless the Committee shall otherwise specify. These rights shall remain exercisable for a period of three (3) months after the date of termination, or such longer period (not to exceed three (3) years) as the Committee shall provide.

        (2) In the event of termination of employment due to death or disability, rights to exercise the stock option shall cease, except for those which have accrued to and including the date of termination, unless the Committee shall otherwise specify. These rights shall remain exercisable for a period of three (3) years or such longer period (not to exceed the term of the option) as the Committee shall provide.

        Notwithstanding the above, in the event such termination of employment due to death or disability occurs with optionee having at least ten (10) years of service, any unexercised or unexercisable portion of the stock option may be exercised in whole or in part during the remaining term of the option at such times and to the extent the optionee could have exercised such stock option had the optionee's employment not terminated.

        (3) In the event of retirement (unrelated to termination for cause, as defined below, which shall be governed by the provisions of (1) above) rights to exercise the stock option shall cease, except for those which have accrued to and including the date of termination, unless the Committee shall otherwise specify. These rights shall remain exercisable for a period of three (3) years, or such longer period (not to exceed the term of the option) as the Committee shall provide, provided, however, that in the event the optionee is "employed by a competitor" (as defined below) within two (2) years from the date of such retirement, no rights may be exercisable beyond a date which is three (3) months after the commencement of such employment with a competitor.

        Notwithstanding the above, in the event such retirement (unrelated to termination for cause which shall be governed by the provisions of (1) above) occurs with optionee having at least ten (10) years of service, any unexercised or unexercisable portions of the stock option may be exercised in whole or in part during the remaining term of the stock option at such times and to the extent the optionee could have exercised such stock option had the optionee's employment not terminated, provided, however, that in the event the optionee is employed by a competitor within two (2) years from the date of such retirement, (i) any unexercisable portion of the stock option shall terminate immediately and (ii) no rights may be exercisable beyond a date which is three (3) months after the commencement of such employment with a competitor.

        (4) No stock option shall, in any event, be exercised after the expiration of 10 years from the date such option is granted, or such earlier date as may be specified in the option. In addition, any stock option granted within six (6) months of termination of employment due to any cause whatsoever shall be void unless the Committee shall otherwise provide.

        (5) As used in the Plan:

         (i) The term "termination for cause" shall mean optionee's termination by the Company or any of its subsidiaries in connection with the violation of any federal or state law, dishonesty, the willful and deliberate failure on the part of an optionee to perform his/her employment duties in any material respect or such other events, including the existence of a conflict of interest, as the Management Compensation Committee may determine. Such committee shall have the sole discretion to determine whether a "termination for cause" exists, and its determination shall be final.

         (ii) The term "employed by a competitor" shall mean the optionee's engaging in any activity or providing services, whether as director, employee, advisor, consultant or otherwise, for any corporation or other entity which is a competitor of the Company or any of its subsidiaries. The Management Compensation Committee shall have the sole discretion to determine if an optionee is "employed by a competitor", and its determination shall be final.

         (iii) The term "date of termination" shall mean the last date on which the optionee was in an active employment status. Specifically, in the event an optionee is covered by a severance agreement or arrangement, the "date of termination" shall be the last day date of active employment, not the date corresponding to the end of the severance period.

B.  NON-QUALIFIED STOCK OPTIONS

    The Committee may, in its discretion, grant options under the Plan which, in whole or in part, do not qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition to the terms and conditions set forth in
Section 6A above, the following terms and conditions shall govern any option (or portion thereof) to the extent that it does not so qualify.

    (i) Form of Payment

    Payment of the option price of any option (or portion thereof) not qualifying as an incentive stock option shall be made in cash or, in the discretion of the Committee, in the Common Stock of the Company valued at its fair market value (as the same shall be determined by the Committee), or a combination of such Common Stock and cash. Where payment of the option price is to be made with Common Stock acquired under a Company compensation plan (within the meaning of Opinion No. 25 of the Accounting Principles Board), such Common Stock will not be accepted as payment unless the optionee has beneficially owned such Common Stock for at least six months (increased to one year if such Common Stock was acquired under an incentive stock option) prior to such payment.

    (ii) Period of Option

    The exercise period of each non-qualified stock option by its terms shall not be more than 10 years from the date the option is granted as specified by the Committee.

C.  INCENTIVE STOCK OPTIONS

    The Committee may, in its discretion, grant options under the Plan which qualify in whole or in part as incentive stock options under Section 422 of the Internal Revenue Code. In addition to the terms and conditions set forth in
Section 6A above, the following terms and conditions shall govern any option (or portion thereof) to the extent that it so qualifies:

    (i) Maximum Fair Market Value of Incentive Stock Options

    The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any optionee may have stock options which first become vested in any calendar year (under all incentive stock option plans of the Company and its subsidiaries) shall not exceed $100,000.

    (ii) Form of Payment

    Payment of the option price for incentive stock options shall be made in cash or in the Common Stock of the Company valued at its fair market value (as the same shall be determined by the Committee), or a combination of such Common Stock and cash. Where payment of the option price is to be made with Common Stock acquired under a Company compensation plan (within the meaning of Opinion No. 25 of the Accounting Principles Board), such Common Stock will not be accepted as payment unless the optionee has beneficially owned such Common Stock for at least six months (increased to one year if such Common Stock was acquired under an incentive stock option) prior to such payment.

    (iii) Period of Option

    The exercise period of each incentive stock option by its terms shall not be more than l0 years from the date the option is granted as specified by the Committee.

                                                        NOTICE OF
                                                        2000 ANNUAL
                                                        MEETING AND
                                                        PROXY
                                                        STATEMENT

                                                                        [JOHNSON
& JOHNSON LOGO]

                                                                     APPENDIX A.


                 JOHNSON & JOHNSON 2000 STOCK COMPENSATION PLAN


Johnson & Johnson's 2000 Stock Compensation Plan (the "Plan") provides, in general, for the awarding of shares of Common Stock of Johnson & Johnson (the "Company") to employees of the Company (including executive officers and officers), its subsidiaries and affiliates, both in the United States and internationally. The Plan continues a practice of the Company which began in 1922. An award is by way of a bonus to the employee and is not regarded as part of the employees's regular compensation. The Plan, in the judgment of the Board of Directors, promotes the interests of the Company by insuring continuity of management and increased incentive on the part of the participants by ensuring their acquisition of an equity interest in the Company and by providing an adequate overall compensation level.

The Common Stock to be distributed in the operation of the Plan will not exceed 5,000,000 shares of the Company's authorized but unissued shares (to be reduced in all events by the number of Treasury shares used for the Plan). Shareholders have no preemptive rights with respect to these shares.

Participants are to be selected by the Board of Directors of the Company, or a committee appointed thereby, from the group of key management personnel, generally at the supervisor level and above, and sales personnel of the Company and its domestic and international subsidiaries and affiliates. Under certain conditions, and with the approval of the Management Compensation Committee of the Company, or its delegate, awards may be granted to employees not meeting the above criteria. Participants are to be selected on the basis of demonstrated ability and potential to contribute substantially to the Company's success.

Subject to the approval of shareowners of the Company, the Plan shall become effective April 19, 2000. The term of the Plan expires on April 18, 2005. The Plan does not provide any maximum on the number of shares which can be awarded to an employee.

The Board of Directors, or a committee appointed thereby, shall have full power and authority to administer the Plan, including the authority to select participants, determine the number of shares to be awarded to each participant and designate how the Plan will administered, if necessary, in any individual country or countries. In the event of a reorganization, recapitalization, stock stock split, stock dividend or any other change in the corporate structure or shares of the Company, the Board of Directors, or a committee appointed thereby, shall make such adjustment as it may deem equitably required in the number and kind of shares authorized by and for the Plan.

PROXY


                              JOHNSON & JOHNSON

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREOWNERS ON APRIL 19, 2000

     The undersigned hereby appoints R.J. Darretta, R.S. Fine and R.N. Wilson and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Johnson & Johnson which the undersigned is entitled to vote at the Annual Meeting of Shareowners of the Company to be held on April 19, 2000 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).


                                              (change of address/comments)
Election of Directors. Nominees:
                                        ----------------------------------------
Gerard N. Burrow, Joan G. Cooney,
James G. Cullen, M. Judah Folkman,      ----------------------------------------
Ann D. Jordan, Arnold G. Langbo,
Ralph S. Larsen, John S. Mayo,          ----------------------------------------
Leo F. Mullin, Henry B. Schacht,
Maxine F. Singer, John W. Snow,         ----------------------------------------
Robert N. Wilson                        (If you have written in the above space,
                                        please mark the corresponding box on the reverse side of this card)


IF YOU DO NOT PLAN TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED.
                                                            ------------------
                                                           | SEE REVERSE SIDE |
                                                            ------------------

--------------------------------------------------------------------------------
   DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET

X Please mark your
  votes as in this
  example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors FOR proposals 2, 3, and 4 and AGAINST proposal 5.

         The Board Of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

                                            FOR       WITHHELD
1. Election of
   Directors
   (see reverse)

For, except vote withheld from the following nominee(s):

-------------------------------------------------------


                                            FOR      AGAINST     ABSTAIN
2. Approval of
   2000 Stock
   Option Plan
                                            FOR      AGAINST     ABSTAIN
3. Approval of
   2000 Stock
   Compensation Plan

                                            FOR      AGAINST     ABSTAIN
4. Ratification of appointment of
   PricewaterhouseCoopers as
   independent auditors.

The Board of Directors recommends a vote AGAINST proposal 5.

                                            FOR      AGAINST     ABSTAIN
5. Proposal on
   pharmaceutical
   pricing.

Special       Discontinue          Change of
Action        Annual Report        Address/
              Mailing for this     Comments on
              Account              Reverse Side:
                                   Mark this box

The signer hereby revokes all proxies
heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


-------------------------------------------


-------------------------------------------
 SIGNATURE(S)                       DATE

------------------------------------------------------------------------------
DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET

                       VOTE BY TELEPHONE OR THE INTERNET
                            QUICK * EASY * IMMEDIATE

Johnson & Johnson encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on April 18, 2000.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:   ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683)
                 FROM THE U.S. AND CANADA OR DIAL 201-536-8073
                 FROM OTHER COUNTRIES.

                 You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY
INTERNET:        POINT YOUR BROWSER TO THE WEB ADDRESS:
                 http://www.eproxyvote.com/jnj

                 Click on the "PROCEED" icon -- You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:   Mark, sign and date your proxy card and return it in the
                postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.